EXHIBIT 10.2

[Congress Financial Letterhead]

SMTC Corporation

(and its subsidiaries)

635 Hood Road

Markham, Ontario

L3R 4N6

Attention: Ms. Jane Todd

Dear Ms. Todd:

Re:	Congress Financial Corporation (Canada) (“Congress Canada”) financing of SMTC Manufacturing Corporation of Canada (the “Canadian Borrower”) pursuant to a Canadian Loan Agreement dated June 1, 2004 (the “Canadian Loan Agreement”)

And Re:	Congress Financial Corporation (Central) (“Congress Central”) financing of each of SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Wisconsin, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (collectively, the “US Borrowers”; and together with the Canadian Borrower, the “Borrowers”) pursuant to a US Loan Agreement dated June 1, 2004 (the “US Loan Agreement”)

Further to our recent discussions, Congress Canada and Congress Central have agreed to amend the applicable terms and conditions of each of the Canadian Loan Agreement, the US Loan Agreement and the Financing Agreements to reflect the following (capitalized terms not otherwise defined in this letter shall have the meaning ascribed thereto in the Canadian Loan Agreement in respect of the Canadian Borrower and the US Loan Agreement in respect of the US Borrowers):

1.	“Springing” Blocked Account Arrangements. The arrangements in respect of the Blocked Accounts of the Borrowers set out in sections 6.3 of each of the Canadian Loan Agreement and US Loan Agreement shall be amended to provide each of the Borrowers, at its election, with control over the funds in their respective Blocked Accounts until the occurrence or existence of any one or more of the following events after a 3 day cure period:

(a)	the amount of Total Excess Availability is less than the greater of the following amounts:

(i)	[US]$2,500,000; or

(ii)	twenty-five (25%) percent of the Obligations; and

(b)	an Event of Default.

2.	Borrowing Base. In the event that a Borrower elects the “Springing” Blocked Account Arrangements described in paragraph 1 above, the value of such Borrower’s Inventory shall be immediately removed from the Borrowing Base.

The foregoing amendments shall be formalized in documentation in form and substance satisfactory to each of Congress Canada and Congress Central and its counsel and upon execution shall supercede and replace this letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this letter by signing below and returning an executed copy to us not later than November 16, 2004.

Yours very truly,

CONGRESS FINANCIAL CORPORATION
(CANADA)

By:	/s/ Carmela Massari
Name:	Carmela Massari
Title:	Vice President

Acknowledged and accepted this 16th day of November, 2004 by SMTC CORPORATION on its own behalf and on behalf of each of the Borrowers

By:	/s/ Jane Todd
Name:	Jane Todd
Title:	SVP Finance and CFO